Exhibit 99.1

Adtalem Global Education Board of Directors Elects Michael Malafronte as Chairman

CHICAGO--(BUSINESS WIRE)--November 10, 2022--Adtalem Global Education (NYSE: ATGE), a national leader in post-secondary education and leading provider of professional talent to the healthcare industry, today announced that its board of directors has unanimously elected Michael W. Malafronte, as chairman, effective Nov. 9, 2022. Malafronte has been an independent director on Adtalem’s board since 2016.

“On behalf of Adtalem’s board of directors, we are thrilled to appoint Michael as chairman. Michael’s significant experience with equity markets, his tenure as Adtalem’s compensation committee chair and deep passion for Adtalem’s mission, position him well to both partner with our CEO and lead the board’s oversight of Adtalem’s vision and strategy,” said Lisa Wardell, former chairman of Adtalem’s board of directors. “We are confident that with Michael as chair, Adtalem’s board will continue to support the company to realize the full potential of its portfolio of leading institutions.”

Malafronte currently serves as a senior advisor to Derby Copeland Capital, a private equity firm specializing in opportunistic real estate-related debt financing and equity investment. Malafronte is a founding partner of International Value Advisers, LLC (“IVA”) and served as a managing partner for 13 years until December 2020. He was responsible for overseeing all aspects of IVA, including the company’s strategy and operations. Prior to founding IVA in 2007, Malafronte was a senior vice president at Arnhold and S. Bleichroeder Advisers, LLC, where he served as a senior analyst overseeing the First Eagle Funds which included the First Eagle Overseas, Global, and U.S. Value Funds. Malafronte earned his bachelor’s degree in finance from Babson College.

“I am honored to serve as Adtalem’s next chairman and to continue to partner with Adtalem’s board and leadership team to advance our mission and accelerate our financial performance. Adtalem is uniquely positioned to play an outsized role in addressing critical shortages in healthcare talent and advancing health equity,” said Malafronte.

The Adtalem board is comprised of 11 directors, nine of whom are independent, five of whom are persons of color and four of whom are women. Adtalem’s board succession process includes regular evaluation of its board composition and regular board refreshment; five of its nine independent directors joined the Adtalem board since the beginning of 2020. Adtalem’s ongoing process to maintain a board with the optimal mix of skills, expertise, diversity, and experience is critical to the delivery of long-term value for shareholders and the achievement of superior academic outcomes for our students.

In accordance with the company’s Governance Principles and with the appointment of an independent chairman, the board will no longer have a lead independent director.

About Adtalem Global Education

Adtalem Global Education (NYSE: ATGE) is a national leader in post-secondary education and leading provider of professional talent to the healthcare industry. With a dedicated focus on driving strong outcomes that increase workforce preparedness, Adtalem empowers a diverse learner population to achieve their goals and make inspiring contributions to their communities. Adtalem is the parent organization of American University of the Caribbean School of Medicine, Chamberlain University, Ross University School of Medicine, Ross University School of Veterinary Medicine and Walden University. Adtalem and its institutions have more than 10,000 employees and a network of more than 275,000 alumni. Adtalem was named one of America’s Most Responsible Companies in 2021 by Newsweek, and one of America’s Best Employers for Diversity in 2021 and 2022 by Forbes. Follow Adtalem on Twitter @adtalemglobal, LinkedIn or visit Adtalem.com for more information.

Contacts

Media Contact
Rosalind D’Eugenio
Rosalind.Deugenio@adtalem.com
312-906-6600

Investor Contact
Chandrika Nigam
Chandrika.Nigam@adtalem.com
312-681-3209